EXHIBIT K
                                                              Execution Version



March 30, 2006

Elk Associates LLC
c/o Icahn Associates Corp.
47th Floor
767 Fifth Avenue
New York, New York  10153

Re: Termination of Equity Purchase Agreement, dated as of November 4,2005, as amended (the "Equity Purchase Agreement")

Gentlemen:

Pursuant to the recommendation of the Special Committee of our Board of Directors, our Board of Directors has determined that mutual termination of the Equity Purchase Agreement, without damages or a break-up fee, is, under the circumstances, in the best interests of XO Holdings, Inc. and therefore, we hereby agree to terminate the Equity Purchase Agreement by mutual consent.

Please confirm your agreement to likewise terminate the Equity Purchase Agreement by your signature in the space provided below.

Very truly yours,

XO HOLDINGS, INC.



By:  /s/ Carl Grivner
     Name:Carl Grivner
     Title: Chief Executive Officer



Acknowledged and agreed:

ELK ASSOCIATES LLC



By:  Edward E. Mattner
     Name:  Edward E. Mattner
     Title:  Treasurer